UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 30, 2005

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(949) 225-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

In connection with the appointment of Michael F. Schmidt to the office of Executive Vice President and Chief Financial Officer of the Company, as described in Item 5.02 below, the Company and Mr. Schmidt amended and restated the March 9, 2004 letter agreement between them in an Employment Agreement (as amended and restated, the “Schmidt Employment Agreement”).

The Schmidt Employment Agreement is for a one year term and automatically renews for an additional one year period unless either party notifies the other of its intent not to renew no later than sixty days prior to the expiration of the one year term. Mr. Schmidt is entitled to an annual base salary of $250,000 during the term, and is eligible for a bonus of 50% of his annual base salary in the board’s discretion. In addition, Mr. Schmidt may participate in any benefit plans generally afforded to executive officers. If Mr. Schmidt’s employment is terminated without “cause”, is not renewed or if Mr. Schmidt terminates his employment with “good reason” (each as defined in the Schmidt Employment Agreement), Mr. Schmidt is entitled to a lump sum payment equal to his annual base salary plus bonus, as well as benefits for one year following such termination.

In the event of a change of control during the term of his employment or at any time during the six month period following such term, Mr. Schmidt is entitled to a lump sum payment equal to two times the sum of his annual base salary plus a bonus of 50% of annual base salary, so long as Mr. Schmidt agrees, if requested, to continue with the Company or any successor for no longer than six months after the change of control. If Mr. Schmidt’s compensation is deemed to be parachute payments under the Internal Revenue Code, then the Company has agreed to make additional payments to him to compensate for his additional tax obligations.

Mr. Schmidt will also be granted stock options to purchase 150,000 shares of the Company’s common stock, which shall vest, as to 50,000 of the options, on the one year anniversary of the date of grant, and thereafter 4,166 of the options shall vest on each monthly anniversary of the date of grant, provided that the vesting of such options shall accelerate upon a change of control.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 30, 2005, Michael Schmidt, the Company’s Senior Vice President, Finance, was appointed as the Company’s Executive Vice President and Chief Financial Officer.

Michael F. Schmidt, 42, joined Autobytel as Senior Vice President, Finance in April 2004 and assumed the functions of Autobytel’s Chief Financial Officer in November 2004 pending appointment of a Chief Financial Officer. From April 2002 to April 2004, Mr. Schmidt was Chief Financial Officer at Telephia Inc., a leading provider of performance information for the mobile telecommunications industry. From December 2000 to August 2001, Mr. Schmidt was Chief Financial Officer of Autoweb.com, Inc., an automotive marketing services company. From May 2000 to October 2000, Mr. Schmidt was Chief Operating Officer and Chief Financial Officer at MizBiz, an internet startup. From September 1999 to May 2000, Mr. Schmidt was Director of Finance at Pacificare Health Systems, a health care company. From 1988 to March 1999, Mr. Schmidt held various senior level finance and operational positions at IMS Health, a worldwide provider of information services. Mr. Schmidt began his career as a certified public accountant with Ernst & Whinney. Mr. Schmidt received a Bachelors of Business Administration and Accounting from Cleveland State University.

Please see Item 1.01 for a brief description of the terms of Mr. Schmidt’s employment agreement with the Company.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1	Employment Agreement dated May 30, 2005

99.1	Press Release issued May 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Ariel Amir
Ariel Amir, Executive Vice President and General Counsel

Date: June 1, 2005

INDEX OF EXHIBITS

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
10.1	Employment Agreement dated May 30, 2005

99.1	Press Release issued May 31, 2005